EXHIBIT 99.1

For Information
Mark A. Hellerstein
Robert T. Hanley
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS UPDATE, UPDATES GUIDANCE AND SCHEDULES THIRD QUARTER 2005 EARNINGS CONFERENCE CALL FOR NOVEMBER 4, 2005

DENVER, October 14, 2005 – St. Mary Land & Exploration Company (NYSE: SM) today provided an update of its operations and updated its guidance for the third quarter and full year 2005. In addition, St. Mary has scheduled its third quarter 2005 earnings conference call for November 4, 2005.

Mark Hellerstein, Chairman, President and CEO, comments, “We are pleased with our solid third quarter drilling results and production as well as our growing inventory of significant multi-year drilling programs. We recently increased our hedge position, primarily using zero cost collars in this period of high commodity prices, in order to establish an economic base for our future operations and to be able to participate in higher prices if that should occur. We continue to be optimistic about our future and our ability to add value for our shareholders.”

THIRD QUARTER 2005 EXPLORATION AND DEVELOPMENT PROGRAM

During the third quarter of 2005, St. Mary participated in the drilling of 66 conventional wells, of which 63 were completed as producers (91% success rate). At the end of the third quarter, St. Mary was completing 40 conventional wells and 15 wells were drilling. The Company also completed 42 wells in its Hanging Woman Basin coalbed methane play.

MID-CONTINENT REGION

In the Mid-Continent region there were 41 active wells during the third quarter with 22 successful completions, one dry hole and 18 wells drilling or being completed at the end of the quarter. In Northeast Mayfield the Company is concentrating its efforts in the Atoka and Granite Wash formations in a 24-section area where it holds leases with an average working interest of approximately 30%. St. Mary plans to initially downspace the drilling density to an 80-acre pattern as initial estimates indicate that each of the 24 wells currently producing will drain significantly less than 80 acres. Atoka/Granite Wash wells completed during the third quarter include the Wester 1 (SM 55% WI) completed at 5,000 MCFED, the Birdie 1-34 (SM 38% WI) completed at an initial rate of 6,200 MCFED and the Holland 1-12 (SM 25% WI) completed at a rate of 14,300 MCFED.

In the Centrahoma field where St. Mary holds 36,000 gross and 20,000 net contiguous acres, the Mowdy #1 (SM 100% WI), which was the first well horizontally drilled and fracture stimulated in the Cromwell formation in March 2005, was completed at an initial rate of 3,000 MCFD and is expected to ultimately recover reserves in excess of 2 BCFE. St. Mary is currently completing two horizontal wells, the Lanette 4-4 (SM 90% WI) and the Josh K 4-6 (SM 100% WI) in the Cromwell. In the same play, St. Mary completed the Ann Bey 2-7 (SM 86% WI), its first horizontal well in the Woodford shale. The Ann Bey 2-7 had an initial rate of 1,400 MCFD and has stabilized at approximately 650 MCFD. St Mary also plans to drill a horizontal well in the Wapanuka limestone before year-end.

ROCKIES REGION

During the third quarter there were 43 active wells in the Rockies region, excluding coalbed methane wells. Nineteen wells were successful completions, with no dry holes. Nineteen wells were being completed and five wells were drilling at September 30. Included in the active wells were five completions in the middle Bakken play in the Williston Basin. Six middle Bakken wells were being completed and five middle Bakken wells were drilling at the end of the third quarter. The completed middle Bakken wells include the Albin 24X-28 (SM 38% WI) completed at a rate of 310 BOPD, the Merrill 3C-2-1H (SM 37% WI) completed at an initial rate of 320 BOPD and the Rau 11X-24 (SM 25% WI) completed at an initial rate of 240 BOPD.

The Company completed 42 wells during the third quarter in its Hanging Woman Basin coalbed methane program in the northern Powder River Basin. A total of 121 wells in the program are currently producing 2,875 MCFD, of which 2,600 MCFD, net of compressor usage, is being sold. In addition to the completed wells, 26 wells are currently being completed, two wells are being drilled and 76 locations have been permitted and are ready to drill.

ARKLATEX REGION

Nineteen wells in the ArkLaTex region were completed as producing wells during the third quarter, with two dry holes. Nine wells are currently being completed and two are drilling. In the horizontal James Lime Spider field, the Donner Properties No. 1 (SM 100% WI) was completed at a rate of 3,300 MCFED and the Crocker 17-1 (SM 94% WI) was completed at a rate of 3,200 MCFED. The Wilson No. 15 (SM 60% WI) in the Box Church field was completed at a rate of 3,000 MCFED.

GULF COAST / PERMIAN REGION

As previously announced, St. Mary shut in approximately 31 MMCFE per day of production due to Hurricane Rita. Approximately 9 MMCFE per day of production remains shut in. Approximately 400 MMCFE of production was shut in during the third quarter and 490 MMCFE is estimated to be shut in during the fourth quarter from

Hurricanes Katrina and Rita. The loss of production is included in the Company’s updated forecast.

HEDGED PRODUCTION

St. Mary has recently hedged a significant portion of its Proved Developed Producing volumes using zero cost collars.  These zero cost collars supplement existing swap and collars owned by the Company.  The total hedging volume and NYMEX equivalent prices for St. Mary’s total hedge position as of the date of this announcement are summarized below.  The majority of the oil trades are settled against NYMEX. The gas trades have been executed to settle against regional delivery points that correspond with production areas of the Company, thereby reducing basis risk.  All the prices in the table below have been converted to a NYMEX equivalent for ease of comparison.

OIL
	Swaps - NYMEX Equivalent		Collars - NYMEX Equivalent
				Floor	Ceiling
	Bbls	$/Bbl	Bbls	$/Bbl	$/Bbl
2005
Q4	394,770	$51.20	172,000	$51.58	$71.94

2006
Q1	409,366	$53.42	245,000	$51.90	$74.13
Q2	357,976	$54.81	234,000	$51.83	$74.19
Q3	314,372	$55.09	222,000	$51.76	$74.26
Q4	185,686	$51.25	320,000	$52.12	$73.96

2007	390,786	$44.67	1,560,000	$50.55	$72.86
2008	35,000	$56.63	1,668,000	$50.00	$69.82
2009	-	-	1,525,998	$50.00	$67.31
2010	-	-	1,367,498	$50.00	$65.04
2011	-	-	1,235,999	$50.00	$63.70

NATURAL GAS
	Swaps - NYMEX Equivalent		Collars - NYMEX Equivalent
				Floor	Ceiling
	MMBTU	$/MMBTU	MMBTU	$/MMBTU	$/MMBTU
2005
Q4	3,050,000	$8.12	1,930,000	$9.73	$18.54

2006
Q1	2,860,000	$9.04	1,960,000	$10.02	$21.08
Q2	2,690,000	$7.76	2,060,000	$7.98	$13.41
Q3	2,440,000	$7.94	2,140,000	$7.93	$13.20
Q4	1,320,000	$8.36	1,815,000	$8.65	$14.54

2007	630,000	$7.92	13,110,000	$8.15	$11.30
2008	-	-	10,920,000	$7.00	$10.15

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2009	-	-	9,109,992	$6.00	$10.00
2010	-	-	7,824,996	$6.00	$8.29
2011	-	-	6,624,996	$6.00	$7.23

UPDATED FORECAST

The Company updated its forecast for the third quarter and full year of 2005 as follows:

	3rd Quarter	Year
Oil and gas production	22.5 – 23.0 BCFE	87.0 – 88.5 BCFE
Lease operating expenses,
including production taxes and
transportation	$1.55 - $1.65/MCFE	$1.55 - $1.65/MCFE
General and administrative expense	$0.38 - $0.43/MCFE	$0.36 - $0.40/MCFE
Depreciation, depletion & amort.	$1.60 - $1.70/MCFE	$1.57 - $1.62/MCFE

Change in non-cash liability net

of future payments under the
net profits interest bonus plan	$54.0 - $56.0 million	$92.0 - $99.0 million

St. Mary estimates its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the third quarter of 2005 will be $3.25 to $3.50 per barrel for oil and $0.25 to $0.35 per MMbtu for gas.

The updated guidance presented above includes a reference to the expected non-cash income statement charge for the estimated change in liability for future payments under the Company’s Net Profits Interest Bonus Plan.  The Company’s estimate of its liability is calculated by applying hedged prices to volumes in the Net Profits Interest Bonus Plan pools, with the remaining volumes priced by averaging actual prices realized for the prior two-year period, together with NYMEX strip prices for the twelve future months. The forecast expense associated with this management estimate has increased substantially as a result of the significant movement of oil and gas prices and the impact of pricing that has been assured the Company as the result of executing its expanded hedging strategy.  The calculation of this liability is a management estimate, and is intended to represent the best estimate of what payments under the Net Profits Interest Bonus Plan will be in future periods, utilizing a discount rate of predominantly 15%.  As the value of the Company’s oil and gas reserves changes with commodity prices, the estimated liability recorded for expected payments under the Net Profits Interest Bonus Plan as reserves are produced will change as well. Actual cash payments to be made in future periods are dependent on realized actual production, prices and costs associated with the individual pools of this plan. Consequently, actual cash payments will inherently be different from the amounts estimated.  The Net Profits Interest Bonus Plan has been in place since 1991.

St. Mary is scheduled to release third quarter 2005 earnings after the close of trading on the NYSE on November 3, 2005. The teleconference call to discuss third quarter results is scheduled for November 4, 2005 at 9:00 am (MST). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through November 12 at 800-642-1687, conference number 1144998. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 1144998. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through November 12.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “anticipate,” “intend,” “estimate,” “forecast” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertain nature of the expected benefits from the acquisition of oil and gas properties, the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2004 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-05-15

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